Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: March 31, 2020

Helmerich & Payne, Inc. Provides Capital Allocation Update and Announces Fiscal Second Quarter 2020 Conference Call and Webcast

TULSA, Oklahoma, – March 31, 2020 (Business Wire) – Helmerich & Payne, Inc. (“H&P” or the “Company”) (NYSE: HP) today provided an update on its capital allocation policy as well as its capital expenditure and SG&A cost outlook for the remainder of fiscal 2020. The Company also announced the timing of its upcoming second fiscal 2020 quarterly conference call and webcast.

As part of the Company’s commitment to long-term shareholder returns and at the same time maintaining its strong financial position, consistent with its previous announcement on March 23, 2020 that it was reviewing its capital allocation policy, the Company announced it intends to reduce the future quarterly dividends to $0.25 per share. The declaration and amount of any future dividends, and any future increase or decrease, is at the discretion of the Board of Directors and subject to the Company’s financial condition, results of operations, cash flows and other factors the Board deems relevant. H&P also reaffirms its commitment to pay the previously announced $0.71 per share dividend on June 1, 2020, to stockholders of record at the close of business on May 11, 2020.

“I am proud of how our people have responded in these challenging times,” said John Lindsay, President and Chief Executive Officer. “H&P recognizes the uncertainties and concerns caused by the COVID-19 pandemic. The Company is an ‘essential critical infrastructure’ company as defined by the Department of Homeland Security and the Cybersecurity and Infrastructure Security Agency and as such, continues to operate rigs and technology solutions, providing valuable services to our customers in support of the global energy infrastructure. The health and safety of all H&P stakeholders - our employees, customers, and vendors, remain a top priority at the Company. Accordingly, H&P has implemented additional policies and procedures to protect the well-being of our stakeholders and to minimize the impact of COVID-19 on our ongoing operations and began working remotely where possible since March 13. In difficult times, our Company will continue to make operationally sound and fiscally conservative decisions that will continue to support H&P’s long-term success.”

In light of the uncertainties related to COVID-19 and the significant negative impact that a weakened commodity price environment have had on the outlook for the industry rig count, H&P has preliminarily reassessed certain portions of its cost structure, including SG&A and capital expenditures, for the remaining six months of fiscal year 2020. Gross capital expenditures are now expected to be approximately $210 to $230 million for the full fiscal year 2020 and are still expected to include amounts for walking rig conversions backed by term contracts and certain in-process corporate projects, including information technology initiatives. Second half fiscal 2020 capital expenditures are expected to consist primarily of maintenance capital expenditures at an annualized level of approximately $1 million per average active rig. Asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of gross capital expenditures, and are now expected to be approximately $25 to $35 million for full fiscal 2020. SG&A costs, excluding any future one-time items, for the full fiscal year 2020 are now expected to be approximately $185 million. Additional guidance information and details are expected to be made available during the Company’s upcoming earnings conference call.

The Company’s fiscal second quarter 2020 conference call will take place on Friday, May 1, 2020, at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Director of Investor Relations. Investors may listen to the conference call either by phone or audio webcast.

What:	Helmerich & Payne, Inc.’s Fiscal Second Quarter 2020 Earnings Release. Other material developments may also be discussed.

When:	11:00 a.m. ET (10:00 a.m. CT), Friday, May 1, 2020

Via Phone:	Domestic: 866-342-8591	Access Code: Helmerich
	International: 203-518-9713	Access Code: Helmerich

Via Internet:	Log on to http://www.hpinc.com then click on “INVESTORS” and then click on “Event Calendar” to find the event and the link to the webcast.

Questions:	Dave Wilson, investor.relations@hpinc.com, 918-588-5190

If you are unable to listen during the live webcast, the call will be archived for 365-days on Helmerich & Payne, Inc.’s website at http://www.hpinc.com under “Event Calendar,” which can be accessed through the “INVESTORS” section of the website.

About Helmerich & Payne, Inc.:

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies.  For more information, visit www.hpinc.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expect," "look forward to,” "anticipate," "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, market share, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 in the sections entitled "Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission.

You may get such filings for free at our website at https://www.hpinc.com/. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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IR Contact:

Dave Wilson, Director of Investor Relations

918-588-5190

investor.relations@hpinc.com